Exhibit 10.59
REYNOLDS AMERICAN INC.
ANNUAL INCENTIVE AWARD PLAN
Effective July 30, 2004,
As Amended and Restated as of January 1, 2009

REYNOLDS AMERICAN INC.
ANNUAL INCENTIVE AWARD PLAN
Effective July 30, 2004
As Amended and Restated as of January 1, 2009
1.	Purpose

The Reynolds American Inc. Annual Incentive Award Plan is established to link corporate and business priorities with individual and group performance objectives for employees of RAI and its affiliated companies. The Plan is an amendment, restatement and continuation of the R.J. Reynolds Tobacco Holdings, Inc. Annual Incentive Award Plan.

2.	Definitions

Capitalized terms have the meanings set forth in Exhibit A.

3.	Eligibility

To be eligible to participate in the Plan and receive an award, an employee must:
(a)	be employed by a Participating Company in an employment classification and at or above a job level or in a job category as designated by such Participating Company;

(b)	except as otherwise provided in Section 7, be employed by a Participating Company for at least three months during the year; and

(c)	except as otherwise provided herein, be actively employed by a Participating Company on the last day of the year.
4.	Company Performance Objectives
(a)
Subject to the approval of the Committee, the Chief Executive Officer of each Participating Company may establish specific objectives (the “Company Performance Objectives”) for each Participating Company for each year. Subject to the approval of the Chief Executive Officer of RAI, the Chief Executive Officers of the Participating Companies also may establish Company Performance Objectives for some or all of their respective subsidiaries. Company Performance Objectives may be based on any financial, operational or other criteria, such as market share.

(b)
Each of the Company Performance Objectives will be weighted for the purpose of determining awards under the Plan. Different weights may be assigned to the objectives for different Participants and Participating Companies. However, the aggregate weights for the Company Performance Objectives will each range from 1-100% and together total 100%.

(c)
Company Performance Objectives may be reviewed and revised during the year pursuant to the procedures used for their adoption. The Chief Human Resources Officer may change the weighting of any objective for any Participant below Senior Vice President (job level 11).

5.	Determination of Target Awards
(a)
Each Participant’s target award level is expressed as a percentage of Base Pay and falls within a range of target award levels set for the Participant’s salary grade. The Committee will periodically review and may modify the range of target award levels for each salary grade. Subject to the approval of the Chief Human Resources Officer, Reviewing Managers will periodically review and may modify specific target award levels for individual Participants. The Chief Executive Officer may modify the specific target award level for the Chief Human Resources Officer.

(b)
Each Participant’s target award for each year equals the product of (i) the Participant’s highest annual rate of Base Pay in effect for three months or more during the year, multiplied by (ii) the Participant’s highest target award level for which he was eligible for three months or more during the year; provided, however, that with respect to employees of RAI, R. J. Reynolds Tobacco Company and R. J. Reynolds Global Products, Inc. (exclusive of any Puerto Rico based employees), if the product of (i) and (ii) is less than $1,000, the Participant’s target award will be $1,000.

6.	Determination of Employee Performance Rating Multipliers

Each Participant’s Employee Performance Rating Multiplier will be determined by his performance rating under each Participating Company’s Performance Management Center (PMC) process, as set forth in the following table; provided, that the Employee Performance Rating Multiplier shall never be greater than 1.0 for Participants above the vice president level:

PMC Performance Rating	Employee Performance Rating Multiplier If Company Performance Rating is 100% or greater	Employee Performance Rating Multiplier If Company Performance Rating is less than 100%
Exceeds	1.5	1.0
High Achieves	1.25	1.0
Achieves	1.0	1.0
Almost Achieves	0.5	0.5
Fails to Meet	0	0

7.	Determination of Cash Awards
(a)
Promptly after the end of each year, the Chief Executive Officer of RAI will review the performance of each Participating Company with the Committee. Subject to the approval of the Committee, the Chief Executive Officers of the Participating Companies may give a rating to each Company Performance Objective for the year (a “Company Performance Rating”) ranging from 0-200% for each Company Performance Objective.

(b)	The amount of each Cash Award is determined by the following formula:
(i)	the product of the Company Performance Ratings multiplied by the respective weights assigned to the corresponding Company Performance Objectives pursuant to Section 4(c)

multiplied by

(ii)	the target award for the Participant established pursuant to Section 5 multiplied by

(iii)	the Employee Performance Rating Multiplier established pursuant to Section 6.
(c)
When a Participant becomes eligible to participate in the Plan after the start of the year, the Participant’s Cash Award will be prorated for the number of months of eligibility during the year. In the event a Participant is on a leave of absence during the year, the Participant’s Cash Award may be prorated, based on the number of full or partial months of active employment, at the discretion of the Chief Human Resources Officer.

(d)
If a Participant’s employment is interrupted by the Participant’s death or Disability at any time during the year, the Participant will receive a Cash Award equal to his or her target award, prorated for the number of full or partial months of employment during the year, as soon as practicable after such death or Disability. The Chief Human Resources Officer shall determine whether such proration will be on a daily or monthly basis, and if on a monthly basis, whether a full month’s credit will be given for any partial month of work or short-term disability.

(e)
If a Participant’s employment terminates due to the Participant’s Retirement at any time during the year, the Participant will receive a Cash Award for the year in which his or her active employment terminates equal to his or her actual award determined in accordance with Section 7(b), prorated for the number of full or partial months of his or her active employment during that year. The Chief Human Resources Officer shall determine whether such proration will be on a daily or monthly basis, and if on a monthly basis, whether a full month’s credit will be given for any partial month of active employment.

(f)
If a Participant loses eligibility under the Plan as the result of a transfer to a non-Participating Company, the Participant will receive a Cash Award equal to his or her actual award determined in accordance with Section 7(b), prorated for the number of full and partial months as an eligible employee under the Plan. If the Participant’s employment has been for a period of less than three months, the Participant’s Cash Award shall be determined under this Plan at the Base Pay in effect on the date before the Participant loses eligibility under the Plan.

(g)
If a Participant is reclassified into a job with a lower base job value as a result of a company-initiated redeployment (involuntary move for the Participant), the target award will equal the product of (i) the greater of the highest annual rate of Base Pay in effect for three months or more during the year or the Base Pay in effect prior to any reduction due to the redeployment, multiplied by (ii) the greater of the highest target award level in effect for three months or more during the year or the target award level in effect prior to any reduction due to the redeployment.

(h)
After obtaining approval from the Committee and satisfying its requirements, the Companies will pay the Cash Award as soon as practicable after the end of the year, but in any event no later than March 15 (other than for employees on international assignment, who will be paid the Cash Award no later than June 30) or as otherwise required by Section 409A of the Internal Revenue Code of 1986, as amended, except as provided in the event of death or Disability pursuant to Section 7(d).

8.	Determination of Cash Awards for SBC Program Participants
(a)
If a Participant’s employment terminates pursuant to the SBC Program at any time during the year, the Participant will receive a Cash Award for the year of termination of active employment equal to his or her actual award determined in accordance with Section 7(b), prorated for the number of full or partial months as an active employee, plus if the employment terminates in any of the first eleven months of the year an amount equal to the amount of matching contributions and/or retirement enhancement contributions, if any, that would be contributed by the Company to the Company’s qualified defined contribution plan (the “CIP”) and nonqualified defined contribution benefit plans assuming that (A) the Participant was as an active participant in the CIP during the year of termination, (B) the Participant’s pay was equal to the amount of such Cash Award and (C) the Participant had elected to contribute in an amount that would have provided for the maximum matching contributions for such year. In addition, the SBC Program may provide the Participant with credit for some or all of the period of salary continuation and, if so, will establish criteria to determine the Company Performance Ratings for the Participant during this period. Payment of the resulting Cash Awards, if any, will be governed by the terms of the SBC Program.

(b)
If an employee returns from the SBC Program to active employment for a Participating Company, where such employee received credit under the Plan in accordance with Section 8(a) for some or all of the period of salary continuation pursuant to the SBC Program, but the employee’s active employment for the Participating Companies does not satisfy the eligibility requirements of Section 3, the employee will receive a Cash Award equal to his or her target award, prorated for the period he or she received salary continuation pursuant to the SBC Program and was eligible for credit under the Plan. A Cash Award to be made pursuant to this Section 8(b) will be paid to the employee as soon as practicable following his or her return to active service.

(c)
If an employee returns from the SBC Program to active employment for a Participating Company, where such employee received credit under the Plan in accordance with Section 8(a) for some or all of the period of salary continuation pursuant to the SBC Program and he or she continues to satisfy the eligibility requirements of Section 3, the Participant will receive (i) a Cash Award equal to his or her target award, prorated for the period he or she received salary continuation pursuant to the SBC Program and was eligible for credit under the Plan, and (ii) a Cash Award equal to his or her actual award determined in accordance with Section 7(b), prorated for the number of full or partial months as an active employee. Payment of the Participant’s Cash Award pursuant to Section 8(c)(i) will be paid as soon as practicable following his or her return to active service. Payment of the Participant’s Cash Award pursuant to Section 8(c)(ii) will be paid as provided in Section 7(g).

(d)
If an employee has his or her SBC interrupted (short-term) and he or she received credit under the Plan in accordance with Section 8(a) for some or all of the period of salary continuation pursuant to the SBC Program, but the employee’s active employment for Participating Companies does not satisfy the eligibility requirements of Section 3, he or she will receive a Cash Award equal to his or her target award, prorated for the period he or she received salary continuation pursuant to the SBC Program and was eligible for credit under the Plan, to be paid at the end of the employee’s SBC period.

(e)
If an employee has his or her SBC interrupted (short-term) and he or she returns to active employment for a Participating Company, where such employee received credit under the Plan in accordance with Section 8(a) for some or all of the period of salary continuation pursuant to the SBC Program and he or she continues to satisfy the eligibility requirements of Section 3, the Participant will receive (i) a Cash Award equal to his or her target award, prorated for the period he or she received salary continuation pursuant to the SBC Program and was eligible for credit under the Plan, and (ii) a Cash Award equal to his or her actual award determined in accordance with Section 7(b), prorated for the number of full or partial months as an active employee. Payment of the Participant’s Cash Award pursuant to Section 8(e)(i) will be paid at the end of the employee’s SBC period. Payment of the Participant’s Cash Award pursuant to Section 8(e)(ii) will be paid as provided in Section 7(g).

9.	Deferral
(a)
As of the last day of each year prior to 2004, each Participant who was on a U.S. dollar payroll could elect to defer payment of the Cash Award for that year. An election to defer was made pursuant to procedures established by the Committee and was made in writing, signed by the Participant and delivered to a Participating

Company by December 15 of the year preceding payment. The election was irrevocable and specified the percentage of the Cash Awards (from 5% to 100%) to be paid (i) as soon as practicable after the year in which the Participant’s Retirement, Disability or other termination of employment occurs or, if earlier, (ii) in January of any designated future year. If the Participant’s employment with all Participating Companies terminates before the designated year, the award will be paid in January of the year following termination. If a Participant was eligible for CIP and elected to defer the proceeds of Cash Awards, the Participant’s Participating Company contributed an additional 3% to the amount deferred on account of the 3% Company match that the Participant would have received under CIP if the Participant had not deferred the Cash Award.

(b)
Each Participant specified, on the notice electing deferred payment pursuant to Section 9(a), whether the Cash Award was deferred by cash credit, Common Stock credit, or a combination of the two. If a Participant elected to defer payment pursuant to Section 9(a) and failed to choose a mode of deferral, the Participant’s deferral was made by means of a cash credit. Cash credits and stock credits are recorded in accounts established in each Participant’s name on the books of the Participant’s Participating Company. At the direction of RAI, any Participant’s accounts may be consolidated on the books of RAI or any of its subsidiaries.

(i)
If the deferral is wholly or partly a cash credit, the Participant’s cash credit account will be credited, as of the date(s) that payment of the Cash Awards would otherwise have been made, with the dollar amount of the portion of the Cash Awards deferred by means of a cash credit. In addition, the Participant’s cash credit account will be credited as of the last day of each calendar quarter with an interest equivalent in an amount determined by applying to the current balance in the account an interest rate equal to the average prime rate of JPMorgan Chase & Co. or its successor during the preceding quarter. Interest will be credited for the actual number of days in the quarter using a 365-day year.

(ii)
If the deferral is wholly or partly a Common Stock credit, the Participant’s Common Stock credit account will be credited, as of the date(s) that payment of the Cash Awards would otherwise have been made, with the Common Stock equivalent of the number of shares of Common Stock (including fractions of a share) that could have been purchased with the portion of the Cash Awards deferred by means of a Common Stock credit at the Closing Price on the date that payment of the Cash Awards would otherwise have been made. As of the date any dividend is paid to shareholders of Common Stock, the Participant’s Common Stock credit account also will be credited with an additional Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price on such date with the dividend paid on the number of shares of Common Stock to which the Participant’s Common Stock credit account is then equivalent. If dividends are paid in property, the dividend will be deemed to be the fair market value of the property at the time of distribution of the dividend, as determined by the Committee.
(c)
Payment of deferred Cash Awards will be made in a single cash payment as soon as practicable in January of the appropriate year. If and to the extent that the deferral is by means of the Common Stock credit account the value of the payment will be based on the Closing Price of Common Stock on the last trading day of the year prior to payment. Notwithstanding the foregoing, if a Participant elects in writing before December 15 of the year his employment terminates due to Retirement or Disability, payment will be made in substantially equal annual installments (not to exceed ten) commencing in January following the Retirement or Disability. Notwithstanding any election under Section 9(a) to defer Cash Awards by means of a Common Stock credit, the Common Stock credit account of a Participant who elects to receive installment payments will be converted into a cash credit account as of January 1 of the year in which such installment payments commence. Any election by a Participant under this Section 9(c) will be irrevocable after December 15 of the year prior to commencement of payment.

(d)
At the one-time election of a Participant made in writing to the Committee, all or any designated portion of the Common Stock credit account may be converted to, and such Participant will be credited with, a cash credit account as of the first business day of the calendar quarter following the quarter in which the election is made. The amount credited to the cash credit account will be determined by multiplying the number of shares of Common Stock to which the Participant’s Common Stock credit account is then equivalent and as to which such election has been made by the Closing Price on the last business day of the calendar quarter in which the election is made. Any Common Stock credits attributable to dividends paid on Common Stock during the calendar quarter in which the election is made will be credited before making the conversion. Such election may be made by a Participant at any time prior to the end of the calendar year in which termination of employment occurs. An election by a Participant under this Section 9(d) will be irrevocable.

(e)
If the number of shares of Common Stock is increased or decreased as a result of any stock dividend, subdivision or reclassification of shares, the number of shares of Common Stock to which each Participant’s Common Stock credit account is equivalent shall be increased in proportion to the increase or decrease in the number of outstanding shares of Common Stock and the Closing Price on which payments hereunder is based will be proportionately decreased or increased. If the number of outstanding shares of Common Stock is decreased as the result of any combination or reclassification of shares, the number of shares of Common Stock to which each Participant’s Common Stock credit account is equivalent will be decreased in proportion to the decrease in the number of outstanding shares of Common Stock. In the event RAI is consolidated with or merged into any other corporation and holders of Common Stock receive common shares of the resulting or surviving corporation, each Participant’s Common Stock credit account, in place of the shares then credited thereto, will be credited with a stock equivalent determined by multiplying the number of common shares of stock given in exchange for a share of Common Stock upon such consolidation or merger, by the number of shares of Common Stock to which the Participant’s account is then equivalent. If in such a consolidation or merger, holders of Common Stock receive any consideration other than common shares of the resulting or surviving corporation, the Committee will determine the appropriate change in Participants’ accounts. In the event of an extraordinary dividend, including any spin-off, the Committee will make appropriate adjustments to each Participant’s Common Stock credit account.

(f)
If a Participant dies, whether before or after termination of employment, any cash credit account and Common Stock credit account to which he or she is entitled, including any award approved after the Participant’s death as to which an election to defer was made and any remaining installment payments, will be distributed in cash as soon as practicable (unless the Committee otherwise provides) to the Participant’s beneficiaries pursuant to Section 13(i).

10.	Tax Withholding

Each Participant’s employer will deduct any taxes required to be withheld by federal, state, local or foreign governments from payments and distributions under the Plan.

11.	Adjustments, Amendments or Termination
(a)
The Committee may make appropriate and equitable adjustments in the Company Performance Ratings and the number, terms and conditions of any Cash Awards if it determines that conditions warrant such adjustment. Such conditions may include, without limitation, changes in the economy, laws, regulations and generally accepted accounting principles, as well as corporate events such as a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, spin-off, change of control or other event. Any adjustment made by the Committee shall be final and binding upon the Participating Companies and the Participants.

(b)
The Committee may amend, suspend or terminate the Plan at will and at any time, but it will not take any action that would materially adversely affect the rights of Participants with respect to deferral accounts.

12.	Adoption/Withdrawal by Participating Companies
(a)
Adoption of Plan. Any entity may, with the consent of the Committee, adopt the Plan and thereby become a Participating Company hereunder by executing an instrument evidencing such adoption and filing a copy thereof with the Committee. By this adoption of the Plan, Participating Companies (other than RAI) shall be deemed to consent to actions taken by RAI in entering into any arrangements for the purpose of providing benefits under the Plan, and to authorize RAI and/or the Committee on behalf of RAI to take any actions within the authority of RAI under the terms of the Plan.

(b)
Withdrawal/Effect of Termination. Notwithstanding the foregoing, in the case of any Participating Company that adopts the Plan and thereafter (i) ceases to exist or (ii) withdraws or is eliminated from the Plan, it shall not thereafter be considered a Participating Company thereunder and the employees of such Participating Company shall no longer be eligible to participate in the Plan. Any Participating Company (other than RAI) which adopts the Plan may elect separately to withdraw from the Plan and such withdrawal shall constitute a termination of the Plan as to it; provided, however, that such terminating Participating Company shall continue to be a Participating Company for the purposes hereof as to Participants to whom it owes obligations hereunder, unless RAI or the Committee directs otherwise.

(c)	Expenses. The expenses of administering the Plan will be paid by RAI, unless RAI, in its sole and absolute discretion, directs the other Participating Companies to pay some or all of the expenses.

(d)	Liability for Payment/Transfers of Employment.
(i)
Subject to the provisions of subsections (ii) and (iii) hereof, each Participating Company shall be solely liable for and shall reimburse RAI for the Participating Company’s appropriate share of any funding necessary to provide benefits to its employees who are Participants under this Plan;

(ii)
Notwithstanding the foregoing, upon a transfer of employment among Participating Companies, any liability for the payment of a Cash Award to or on behalf of a Participant shall be transferred from the prior Participating Company to the new Participating Company. The last Participating Company of the Participant shall be responsible for the payment of any Cash Award payable hereunder after the Participant’s termination of employment, whether liability for such payment accrued before or after the Participant’s transfer of employment to such Participating Company; and

(iii)
Notwithstanding the foregoing, in the event that RAI is unable or refuses to satisfy its obligation hereunder with respect to the payment of any Cash Award to or on behalf of its Participants, each of the Participating Companies (unless it is insolvent), other than RAI, shall guarantee and be jointly and severally liable for a portion of such Cash Award under the Plan, allocated based on a fraction, the numerator of which is equal to the number of Participants in the Plan who are current or former employees of the Participating Company and the denominator of which is the total number of Participants in the Plan, excluding current or former RAI employees (as in effect on the date of the determination).

13.	Miscellaneous
(a)	Except as determined by the Committee, no person will have any right to receive an award.

(b)
The Committee has the power to interpret the Plan and, together with the officers of the Companies, has complete discretion in making determinations and taking action pursuant to the Plan. All interpretations, determinations and actions by the Committee will be final, conclusive and binding on all parties. Subject to the preceding sentence, the Chief Executive Officer of RAI will administer the Plan and will resolve all administrative questions and interpretations. The Committee and the Chief Executive Officer of RAI may delegate their authority to anyone. In such event, references in the Plan to the Committee or to the Chief Executive Officer of RAI will refer to their delegates when appropriate.

(c)
The Participating Companies, their boards of directors, the Committee, the officers and the other employees of RAI and its subsidiaries will not be liable for any action taken in good faith in interpreting and administering the Plan.

(d)
For purposes of the Plan, a Participant on leave of absence approved by a Participating Company will be considered an employee. Except as otherwise provided herein, a Participant on salary continuation under an SBC Program or agreement of severance will not be considered an employee but will be deemed to be terminated on his or her last day of active employment. A Participant absent due to short-term disability on the last day of a year is deemed to be actively employed if such Participant was actively employed at any time during the year.

(e)
Nothing herein creates a vested right. The Cash Awards and the interest, dividends and other expenses on Cash Awards deferred under Section 9 are not funded and, except to the extent provided in Section 12(d)(iii), are paid from the general assets of the Company from which the Participant terminated employment. Nothing herein shall be construed to require the Participating Companies to maintain any fund or segregate any amount for the benefit of any Participant and no Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of any Participating Company from which he or she terminated employment. Other benefits referred to herein may be funded or unfunded as provided for in the individual plans.

(f)
The Plan does not create or confer on any Participant any right to employment, and the employment of any Participant may be terminated by the Participant or the Participant’s employer without regard to the effect that termination might have on the Participant with respect to the Plan.

(g)	Participants may not transfer, pledge or encumber any benefit under the Plan prior to its receipt in cash. Except as required by law, creditors may not attach or seize any such benefit.

(h)	The Plan will be governed by and subject to the laws of the State of North Carolina.

(i)
In the event of the death of a Participant, any distribution to which such Participant is entitled under the Plan shall be made to the beneficiary designated by the Participant to receive the proceeds of any noncontributory group life insurance coverage provided for the Participant by the Participant’s Participating

Company (“Group Life Insurance Coverage”). If the Participant has not designated such beneficiary, does not have any Group Life Insurance coverage or desires to designate a different beneficiary, the Participant may file with the Chief Human Resources Officer a written designation of a beneficiary under the Plan, which designation may be changed or revoked only by the Participant, in writing. If no designation of beneficiary has been made by a Participant under the Group Life Insurance Coverage or filed with the Chief Human Resources Officer under the Plan, distribution upon such Participant’s death shall be made in accordance with the provisions of the Group Life Insurance Coverage. If a Participant is no longer an employee of a Participating Company at the time of death, no longer has or never had any Group Life Insurance Coverage and has not filed a designation of beneficiary with the Chief Human Resources Officer under the Plan, distribution upon such Participant’s death shall be made to the Participant’s estate.

(j)
A Company may supersede some or all of the terms of the Plan with respect to individual Participants pursuant to an employment, termination or similar agreement. In case of conflict, the agreement will control.

14.	Effective Date

The Plan is effective as of July 30, 2004. The Plan as set forth herein reflects amendments effective November 30, 2004, February 2, 2005, January 1, 2006, November 29, 2006, May 10, 2007, January 1, 2008, and January 1, 2009.

EXHIBIT A
Definitions
(a)
“Base Pay” shall mean an amount or rate of compensation for a specified position of employment excluding any other payments or allowances, such as shift differential, overtime, merit or general increase lump sums or bonus payments.

(b)	“Board of Directors” shall mean the Board of Directors of RAI.

(c)	“Cash Award” shall mean annual cash payments made to Participants pursuant to the Plan.

(d)
“Chief Executive Officer” shall mean, for employees of RAI and the chief executive officers of the other Participating Companies, the chief executive officer of RAI. For the other employees of each Participating Company other than RAI, “Chief Executive Officer” shall mean the chief executive officer of the Participating Company primarily responsible for their performance.

(e)
“Chief Human Resources Officer” shall mean, for employees of RAI and the executive officers of the other Participating Companies, the chief human resources officer of RAI. For the other employees of each Participating Company other than RAI, “Chief Human Resources Officer” shall mean the chief human resources officer of the Participating Company primarily responsible for their performance.

(f)	“CIP” shall mean the Reynolds American Capital Investment Plan, or comparable Participating Company-sponsored 401(k) plan in which employees participate, or any successor thereof.

(g)	“Closing Price” shall mean the closing sale price of the Common Stock as shown on the New York Stock Exchange consolidated tape and reported in the Wall Street Journal.

(h)	“Committee” shall mean the Compensation Committee of the Board of Directors.

(i)	“Common Stock” shall mean the Common Stock of RAI.

(j)	“Company Performance Objectives” shall have the meaning set forth in Section 4(a) of the Plan.

(k)	“Company Performance Rating” shall have the meaning set forth in Section 7(a) of the Plan.

(l)	“Disability” shall mean being totally and permanently disabled as defined in the Long-Term Disability Plan of the Participating Company employing the participant.

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(m)	“Employee Performance Rating Multiplier” shall have the meaning set forth in Section 6 of the Plan.

(n)	“Group Life Insurance Coverage” shall have the meaning set forth in Section 13(i) of the Plan.

(o)
“Participant” shall mean, for any year, an employee who is eligible for or who has deferred receipt of an award under the Plan. An eligible employee is a Participant only with respect to the Participating Company for which he works most directly. “Participant” shall also mean the heir or estate of a deceased Participant.

(p)
“Participating Companies” shall mean RAI, R. J. Reynolds Tobacco Company, FHS, Inc., R. J. Reynolds Global Products, Inc., Santa Fe Natural Tobacco Company, Inc., Lane, Limited, Conwood Company, LLC, and any other affiliates of RAI that adopt the Plan pursuant to Section 12(a).

(q)	“Plan” shall mean the Reynolds American Inc. Annual Incentive Award Plan.

(r)	“RAI” shall mean Reynolds American Inc. and its successor companies.

(s)
“Retirement” shall mean a Participant’s voluntary termination of employment on or after his or her 65th birthday, on or after his or her 55th birthday with 10 or more years of service with the Participating Companies, or on or after his or her 50th birthday with 20 or more years of service with the Participating Companies.

(t)	“Reviewing Manager” shall mean the manager to whom a Participant reports.

(u)
“SBC” or “SBC Program” shall mean a salary and benefits continuation or other program, including any individualized agreements, maintained or entered into by a Participating Company for the purpose of providing severance-type benefits to employees whose employment is involuntarily terminated, including without limitation the Reynolds American Salary and Benefits Continuation Program, the Reynolds American Inc. Executive Severance Plan, any special severance benefits and change of control protection agreements and all successor plans or agreements thereto.

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